Exhibit 10.1

ADDENDUM

EMPLOYMENT AND NON-COMPETE AGREEMENT

DANIEL TURISSINI

This Agreement is made as of July 25, 2007, between WidePoint Corporation (WidePoint) and Daniel E. Turissini (Employee), and represents an Addendum to the Employment and Non-Compete Agreement between the parties executed in October, 2004. This Addendum is intended to clarify and supplement, and not replace, the provisions of the executed and existing Employment and Non-Compete Agreement.

1.	The Employment Agreement shall be annually renewable, as contemplated in Paragraphs 1 and 4 of the original Agreement, with such Employment Period continuing hereunder.

2.	This supplemental Addendum specifically confirms that the Agreement is hereby extended for its fourth and fifth consecutive annual periods, commencing October 25, 2007 for two additional one year periods, through and including October 24, 2009.

3.	In consideration for, and as an incentive to, Employee’s incremental commitment, WidePoint agrees to annual payments of $25,000 for each of the fourth and fifth annual periods from October 25, 2007 through October 24, 2009. Such payments will be made in advance, as of the execution date of this Addendum, but are contingent upon Employee’s compliance with the terms of the Addendum.

4.	The Compensation and Benefits provisions (Paragraph 2) of the original Agreement shall remain unchanged. This includes Base Salary, Benefits, and Expenses. Apart from the provisions of the earlier Addendum, a Senior Management Incentive Program will be separately developed for each of the calendar years 2008 and 2009, including Cash and Stock award opportunities tied to performance metrics.

5.	The Termination and Non-Compete provisions (Paragraphs 4 and 5) shall remain unchanged and in effect.

        In witness whereof, the parties have executed this Addendum on the day and year first written above.

EMPLOYEE:	WIDEPOINT CORPORATION:
/s/ Daniel Turissini(signed)	/s/ Steve L. Komar
Daniel Turissini, CEO, ORC	Steve L. Komar, CEO